UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014

QUEST RESOURCE HOLDING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	001-36451	51-0665952
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6175 Main Street, Suite 420 Frisco, Texas		75034
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 464-0004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 15, 2014, we were notified by Nasdaq that, as a result of Colton R. Melby’s resignation from our board of directors, we are not in compliance with the continued listing requirement contained in Nasdaq Listing Rule 5605(b)(1), which requires that our board of directors be composed of a majority of independent directors. However, with the acknowledgment of Nasdaq, we are relying on the Controlled Company exemption in Rule 5615(c), which exempts Controlled Companies (defined as a company of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company) from the requirements of certain corporate governance rules, including Rule 5605(b).

Our determination that we qualify as a Controlled Company is based on the previously disclosed stockholders voting agreement we entered into on July 13, 2013, with Mitchell A. Saltz and Colton R. Melby (the Class P Stockholders), and Brian Dick and Jeff Forte (the Class D Stockholders), pursuant to which the Class P Stockholders and the Class D Stockholders agreed to vote all shares of our common stock owned by them or acquired by them in the future for a board consisting of six Class P Directors as designated by the Class P Stockholders or, in the absence of such designation, a majority of the Class P Directors, and three Class D Directors as designated by the Class D Stockholders, or in the absence of such designation, a majority of the Class D Directors. Our reliance on the Controlled Company exemption will be disclosed in future filings during any period in which the exemption is applicable.

Despite our reliance on the Controlled Company exemption described above, we currently plan to identify, recruit, and ultimately appoint an independent director whose qualifications and experience are in the best interests of our company and consistent with the needs of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2014	QUEST RESOURCE HOLDING CORPORATION

	By:	/s/ Laurie L. Latham
Laurie L. Latham
Senior Vice President and Chief Financial Officer